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                                                                               EXHIBIT 12.01
                                        SEMPRA ENERGY
                 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                               AND PREFERRED STOCK DIVIDENDS
                                    (Dollars in millions)
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                                               1997      1998      1999      2000      2001
                                             --------  --------  --------  --------  --------
Fixed Charges and Preferred
Stock Dividends:

Interest                                        $ 209     $ 210     $ 233     $ 308     $ 358
Interest portion of annual rentals                 25        20        10         8         6
Preferred dividends of subsidiaries (1)            31        18        16        18        16
                                             --------  --------  --------  --------  --------
Combined Fixed Charges and Preferred
 Stock Dividends For Purpose of Ratio           $ 265     $ 248     $ 259     $ 334    $  380
                                             ========  ========  ========  ========  ========

Earnings:

Pretax income from continuing operations          733     $ 432     $ 573     $ 699    $  731
Add: Total fixed charges (from above)             265       248       259       334       380
Less: Interest capitalized                          2         1         1         3        11
      Equity income (loss) of unconsolidated
        subsidiaries and joint ventures             -         -         -        62        12
                                             --------  --------  --------  --------  --------
 Total Earnings for Purpose of Ratio            $ 996     $ 679     $ 831     $ 968    $1,088
                                             ========  ========  ========  ========  ========
Ratio of Earnings  to Combined Fixed
Charges and Preferred Stock
 Dividends                                       3.76      2.74      3.21      2.90      2.86
                                             ========  ========  ========  ========  ========


(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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